Exhibit 99

Helmerich & Payne Reports Oklahoma District Court Ruling

TULSA, Okla, January 12, 2009.  On January 8, 2009, a judgment was entered by the District Court of Tulsa County, Oklahoma in the matter captioned H.B. Krug, et al v. Helmerich & Payne, Inc. This judgment, totaling $126.368 million included $6.845 million of actual damages and an additional $119.523 million of profits Helmerich & Payne, Inc. (“H&P”) allegedly earned on the $6.845 million.

Although H&P is identified in the caption of this litigation, H&P does not believe that it will incur any damages with respect to such litigation since H&P is indemnified for these damages by Cimarex Energy Co. (“Cimarex”).  The Krug litigation relates to the exploration and production (“E&P”) business that was separated from H&P pursuant to a spin-off transaction consummated in 2002.  In connection with the spin-off, H&P and Cimarex entered into a Distribution Agreement pursuant to which Cimarex (i) assumed all of the assets and liabilities relating to the E&P business and (ii) indemnified H&P for E&P-related liabilities, including the Krug litigation.  Since that time, and in accordance with the Distribution Agreement, Cimarex has assumed and conducted the defense of the Krug litigation.

Cimarex will appeal the Tulsa County District Court’s judgment.

Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, H&P’s actual results may differ materially from those indicated or implied by such forward-looking statements.

SOURCE Helmerich & Payne, Inc.

CONTACT:  Steven R. Mackey, Executive Vice President, Secretary and General Counsel of Helmerich & Payne, Inc., +1-918-742-5531